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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 10, 2002

EME HOMER CITY GENERATION L.P.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PENNSYLVANIA
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

333-92047-03	33-0826938
(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

1750 POWER PLANT ROAD
HOMER CITY, PENNSYLVANIA 15748-8009
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (724) 479-9011

NOT APPLICABLE
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

Items 1 through 4 and 6 through 9 are not included because they are not applicable.

Item 5. OTHER EVENTS

        This current report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this current report and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

        We operate three coal-fired electric generating units and related facilities located near Pittsburgh, Pennsylvania. On February 10, 2002, the ductwork and bypass associated with the selective catalytic reduction system of one of the units, known as Unit 3, collapsed. No fire occurred and no injuries were reported as a result of the event.

        We have now completed a preliminary investigation of the event and currently project that Unit 3 will return to service for the 2002 summer season. We also believe that the costs to repair the damage to Unit 3 will be covered by insurance and by contractual obligations of the contractor who installed the selective catalytic reduction system. Further, for events of this kind, we maintain business interruption insurance that provides for lost revenues, net of costs, for outage periods beyond sixty (60) days. A more in-depth analysis of the root causes of the event is required to determine the extent to which insurers and/or the contractor will cover the resulting costs of property damage and repair. This investigation continues.

        The selective catalytic reduction system for Unit 3, which reduces emissions of nitrogen oxides from the boiler flue gas during the summer season, had been undergoing performance tests following its recent construction and installation. At the time of the collapse, the unit was operating with the selective catalytic reduction system bypassed. When returned to service, the unit will initially operate in this bypass mode. Reconnection of the selective catalytic reduction system will be implemented at a later date in accordance with an outage plan to be developed.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EME HOMER CITY GENERATION L.P. (Registrant)
General Partner
Mission Energy Westside, Inc.
By:	/s/ PAUL C. GRACEY, JR.
Name:	Paul C. Gracey, Jr.
Title:	Vice President and General Counsel
Date:	March 6, 2002

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  Item 5. OTHER EVENTS
SIGNATURE